Exhibit 5.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form F-10 of Docebo Inc., of our report dated March 11, 2020 relating to the consolidated financial statements of Docebo Inc. as at and for the years ended December 31, 2019 and 2018, which is filed as Exhibit 4.2 to this Registration Statement .

We also consent to the reference to us under the heading, “Experts”, which appears in the Annual Information Form for the year ended December 31, 2019, which is filed as Exhibit 4.1 to this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario, Canada

December 2, 2020

PricewaterhouseCoopers LLP

PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2

T: 416 863 1133, F:416 365 8215, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.